Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of January 1, 2016, by and between of CBRE Global Investors L.L.C., a Delaware limited liability company (the “Company”) and T. Ritson Ferguson (the “Executive”).

WHEREAS, the Executive currently serves as Chief Investment Officer of the Company and Chief Executive Officer and co-Chief Investment Officer of CBRE Clarion Securities Holdings LLC, a Delaware limited liability company (“Clarion”); and

WHEREAS, the Executive and Clarion are parties to an Employment Agreement, dated February 15, 2011 (the “Prior Employment Agreement”);

WHEREAS, on the terms and subject to the conditions hereof, the Company desires to employ the Executive and the Executive desires to be so employed by the Company on the terms and conditions contained in this Agreement, which shall, effective as of the date hereof, replace and supersede the Prior Employment Agreement;

NOW, THEREFORE, in consideration of these premises, the parties hereto hereby agree as follows:

1. Employment.

(a) The Executive shall be employed on the terms and conditions set forth in this Agreement as the Chief Investment Officer of the Company commencing on January 1, 2016 (the “Effective Date”), and the Executive hereby accepts such employment effective as of the Effective Date and continuing up to December 31, 2019 (the “Employment Term”), subject to the provisions of Section 3 of this Agreement, and shall be extended thereafter on each January 1, commencing with January 1, 2020, for successive terms of one year, unless the Company or the Executive provides written notice of non-renewal (a “Notice of Non-Renewal”) to the other party at least 90 days prior to each such January 1st. If the term expires because the Company has given the Executive a Notice of Non-Renewal, then the termination of the Executive’s employment at the end of the term of this Agreement shall be treated the same under this Agreement as a termination by the Company other than for Cause. Subject to, and contingent upon the occurrence of the Effective Date, Executive shall continue to hold the positions of Chief Executive Officer and co-Chief Investment Officer of Clarion, continue to be a Managing Member of Clarion and continue to provide services to Clarion, but shall no longer be directly compensated by Clarion (other than the continuing right to receive payments under Deferred Compensation Plans prior to and including 2015); provided, however, that such change in employment status shall not trigger any provision of the Subscription Agreement relating to Executive’s continued employment status. The parties agree that, for purposes relating to tenure, retirement, pension or benefits qualification, Executive’s service with the Company began in 1992.

(b) The Executive shall be employed by the Company on a full-time basis and agrees to perform such lawful duties and services as may from time to time be assigned or delegated to him by the Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”) and reasonably consistent with the Executive’s position as the Chief Investment Officer of the Company. Such duties and services shall be performed by the Executive in a businesslike and careful manner in accordance with both the spirit and the letter of the Standards of Business Conduct of CBRE and its contractual responsibilities and standing in the business community. Executive shall report solely to the Board and the Chief Executive Officer of the Company.

2. Compensation.

(a) Base Salary. Subject to the provisions of Sections 3 and 4 of this Agreement, the Company will pay or cause to be paid to the Executive so long as the Executive is employed hereunder a base salary equal to $800,000 per annum (the “Base Salary”). Base Salary may be adjusted to reflect any changes made to the Executive’s Base Salary in the payroll records of the Company and agreed to by the Company and the Executive, and the Executive’s Base Salary, as so adjusted. The timing of payments pursuant to this Section 2(a) will be made on a basis consistent with CBRE’s general payroll practices.

(b) Annual Bonus. During each fiscal year of the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) with a target equal to $1,200,000 if target performance objectives are achieved (such amount, the “Target Bonus”), and with no Annual Bonus payable if specified minimum performance objectives are not achieved. The performance objectives shall consist of objective financial metrics with respect to the Company (39% of the Target Bonus), objective financial metrics with respect to CBRE Group, Inc. (“CBRE”) (15% of the Target Bonus), objective financial metrics with respect to Trammell Crow Company, LLC (6% of the Target Bonus) and personal objectives determined in the discretion of the Board (40%) (provided, that the achievement of financial performance objectives is determined consistently with the determination for other senior managers at the same level as Executive). No Annual Bonus shall be payable in respect of any fiscal year in which Executive’s employment is terminated, unless otherwise determined by the Board in its sole discretion.

(c) Deferral of Compensation Amounts. The Executive shall be entitled to make voluntary elections to defer all or a portion of his Annual Bonus pursuant to the terms of such deferred compensation plan or plans that may be established from time to time by CBRE in accordance with its terms, including without limitation, CBRE Deferred Compensation Plan, so long as the Executive is employed hereunder.

(d) Signing Bonus. In satisfaction of Executive’s prior service as Chief Investment Officer of the Company, Executive acknowledges he has received a cash bonus amount equal to $250,000 (the “Signing Bonus”).

(e) Initial Equity Incentive Award. Subject to and contingent upon the Effective Date, the Company will recommend to the Compensation Committee (the “Committee” of the Board of Directors (the “CBRE Board”) of CBRE, a grant of an award of restricted stock units of CBRE under the CBRE Group, Inc. 2012 Equity Incentive Plan (or any successor equity plan adopted by the CBRE Board, the “Equity Plan”) with a target value as of the grant date of $3,000,000 (the “Initial Equity Award”), and subject to the terms set forth in this Section 2(e) and such other terms applicable to senior executives of the Company and CBRE. The Initial Equity Award shall be granted to Executive one business day after the approval of the Committee. One quarter of the Initial Equity Award (the “Time-based Initial Grant”) will vest in three equal annual installments, with the first installment vesting on December 31, 2016, and the remaining installments vesting on the first and second anniversaries of such date, subject to Executive’s continued employment through each such date. Three-quarters of the Initial Equity Award will vest on in three equal annual installments, with the first installment vesting on December 31, 2016, and the remaining installments vesting on the first and second anniversaries of such date, subject to Executive’s continued employment through each such date. The number of shares that are delivered upon each vesting date shall be determined by the Committee in its discretion, following receipt of a written appraisal of Executive’s overall performance (including effort expended and outcomes achieved) by the Chief Executive Officer of CBRE.

(f) Annual Equity Incentive Awards. During the Employment Term, Executive will be eligible to receive annual equity awards in amounts, and on such terms, as determined by the CBRE Board in its sole discretion; provided, that subject to Executive’s continued employment through the date annual awards are made to other senior executives of the Company and CBRE, Executive shall be entitled to receive a grant of restricted stock units of CBRE with a target value of $1,600,000, two-thirds of which shall vest based on continued employment with the Company and its affiliates, and one-third of which shall vest based on achievement against adjusted earnings per share performance targets, and other terms applicable to senior executives of the Company and CBRE.

(g) Changes to Status. If at any time Executive is, or is likely to become, an “officer” for purposes of Section 16(a) of the Securities Exchange Act of 1934 (a “Section 16 Officer”), or a “covered employee” for purposes of Section 162(m), payment of the Annual Bonus and the Initial Equity Incentive Award shall be subject to approval by the Committee, and achievement of performance criteria shall be determined and certified by the Committee, in accordance with the review and approval procedures applicable to other Section 16 Officers and senior employees of CBRE.

(h) Paid Time Off. In addition to time off for legal holidays and sick days and personal days consistent with the Company’s policies, the Executive shall be entitled to annual vacation of five (5) weeks per year.

(i) Business Expenses. So long as the Executive is employed hereunder, the Executive shall be reimbursed for all reasonable business-related expenses incurred by the Executive at the request of or on behalf of the Company or the Company’s affiliates in connection with the performance of the Executive’s duties and responsibilities hereunder, consistent with, and subject to, the Company’s policies for expense reimbursement, as well as such travel, conferences, memberships and professional associations as are currently being paid by the Company.

3. Termination of Agreement. Executive’s employment under this Agreement may be terminated prior to the expiration of its term upon the earliest to occur of:

(a) The termination of the Executive’s employment by the Company for Cause subject to prior written notice to the Executive setting forth in reasonable detail the nature of such Cause;

(b) The termination of the Executive’s employment by the Company other than for Cause and Disability subject to prior written notice of 30 days (provided that the Company may, in lieu of providing such notice, pay Executive’s Base Salary for such notice period);

(c) The Executive’s voluntary termination of employment for Constructive Termination;

(d) The Executive’s voluntary termination of employment for any reason other than Constructive Termination, subject however to prior written notice of 30 days (provided that the Company may waive such notice period, in which case the Termination Date shall be any date selected by the Company during such period);

(e) The death of the Executive;

(f) The termination of Executive’s employment by the Company as a result of the Disability of the Executive; and

(g) The termination of the Executive’s employment upon the expiration of this Agreement following delivery of a Notice of Non-Renewal by the Executive or the Company.

The date on which Executive’s employment under this Agreement terminates shall be referred to herein as the “Termination Date.”

4. Payments following Termination. Upon the Executive’s Termination of Employment for any reason, the Executive shall be entitled to the following payments and benefits, in the following respective circumstances:

(a) Accrued Benefits. In the event of the Executive’s termination of employment for any reason, the Company shall pay or provide to the Executive (or in the event of the Executive’s death, the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a written notice executed by the Executive, in a form satisfactory to the Company and received by the Company, to his estate):

(i) any Base Salary earned but not paid during or prior to the final payroll period of the Executive’s employment through the Termination Date;

(ii) any unpaid Annual Bonus that the Executive otherwise would have been eligible to receive under the terms of the Incentive Plan in relation to the fiscal year prior to the fiscal year in which the Termination Date occurs;

(iii) pay for any accrued vacation time earned but not used during the fiscal year in which the Termination Date occurs;

(iv) any business expenses that are reimbursable under this Agreement or otherwise that are incurred by the Executive but unreimbursed on the date of the Executive’s termination of employment, subject to the submission of any required substantiation and documentation as specified pursuant to the Company’s business reimbursement policies; and

(v) any payments or benefits to which the Executive or his beneficiary or estate is entitled under the terms of any of the Company’s applicable employee benefit plans, including any amount of the Executive’s Annual Bonus that the Executive voluntarily deferred, but excluding any severance pay or similar plan and excluding any payments or benefits that would be duplicative of any payments of benefits specifically provided hereunder (all of the foregoing, “Accrued Benefits”).

(b) Termination by the Company Without Cause; Termination for Constructive Termination. If the Executive’s employment hereunder (x) is terminated by the Company other than for Cause (excluding a termination following Disability), including a termination of the Executive’s employment upon the expiration of this Agreement following delivery of a Notice of Non-Renewal by the Company or (y) by the Executive voluntarily for Constructive Termination, the Executive shall be entitled to receive:

(i) the Accrued Benefits;

(ii) an amount equal to 200% of the sum of (x) the Executive’s then Base Salary (in effect immediately prior to the Executive’s termination of employment) plus (y) the Executive’s actual Annual Bonus earned under the cash bonus plan of the Company (or, if applicable, Clarion) in respect of the immediately preceding fiscal year (including any amounts deferred (voluntarily or mandatorily from such Annual Bonus), with such amount paid in equal monthly installments over a period of 24 months, commencing upon the first regular payroll date following the Executive’s termination of employment; and

(iii) full vesting in any amounts of Annual Bonus previously deferred (whether mandatorily or voluntarily), and payment in accordance with the terms of the applicable deferred compensation plans or agreements of CBRE or its subsidiaries (including Clarion);

(iv) immediate acceleration and vesting of the Initial Equity Award; provided, however, that (A) with respect to the Time-based Initial Grant, all shares will be delivered on the termination date, and (B) with respect to the remainder of the Initial Equity Award, the number of shares to be delivered shall be determined in the manner described in the last sentence of Section 2(e); and

(v) the vesting of any unvested Annual Equity Award and any other stock or cash incentive awards, bonuses that would otherwise not vest or be paid, and any other benefits, shall be determined in accordance with the CBRE plan or policy applicable to similarly situated senior executives of CBRE (e.g., continued or accelerated vesting provided for under the Change in Control and Severance Plan for Senior Management, effective as of March 24, 2015, and any successor plan);

provided that the foregoing payments and benefits (other than Accrued Benefits) scheduled to be made after the Executive’s termination of employment and the vesting in any amounts of the Annual Bonus and the Time-based Initial Grant shall be conditioned upon both (x) the execution (and non-revocation) by the Executive of a general release of claims (the “Release”) against the Company and its affiliates in a form attached hereto as Appendix B on or prior to the 37th day following the Termination Date, the execution of which release is not revoked within the Revocation Period therein defined, and (y) Executive’s continued compliance with the terms and conditions of Appendix A.

(c) Termination by the Company with Cause. If the Executive’s employment is terminated (i) by the Company with Cause or (ii) by Executive when grounds for Cause exist (and the Company delivers to the Executive a Finding of Cause within 180 days following the Termination Date), no further payments will be made pursuant to this Agreement, except for the Accrued Benefits.

(d) Voluntary Resignation; Retirement. If the Executive’s employment is terminated by Executive when grounds for Cause do not exist and in the absence of Constructive Termination, no further payments will be made pursuant to this Agreement, except the Accrued Benefits; provided, however, if such termination occurs following December 31, 2019 and executive has given 12-months’ notice of retirement, then the Executive shall be entitled to receive:

(i) the Accrued Benefits;

(ii) the Executive’s actual Annual Bonus earned (but yet unpaid) under the cash bonus plan of the Company in respect of the immediately preceding fiscal year (including any amounts deferred (voluntarily or mandatorily from such Annual Bonus);

(iii) full vesting in any amounts of Annual Bonus previously deferred (whether mandatorily or voluntarily), and payment in accordance with the terms of the applicable deferred compensation plans or agreements of CBRE or its subsidiaries (including Clarion); and

(iv) continued or accelerated vesting of any equity awards then held by Executive pursuant to the terms of the Equity Plan and/or related resolutions or policies applicable to retirements of senior executives of qualifying age and tenure.

(e) Termination by the Company for Disability. If the Executive’s employment is terminated by the Company as a result of Executive’s Disability, the Executive will be entitled to receive:

(i) the Accrued Benefits;

(ii) the Executive’s Base Salary for the period from the Termination Date until the Executive begins receiving compensation pursuant to the Company’s then applicable long term disability insurance program, but in no event for a period of greater than six months; and

(iii) full vesting in any amounts of Annual Bonus previously deferred (whether mandatory or voluntarily) and payment in accordance with the terms of the applicable deferred compensation plans or agreements of CBRE or its subsidiaries (including Clarion).

(f) Termination as a Result of Death. If the Executive dies, no further payments will be made pursuant to this Agreement, except for the Accrued Benefits and Executive shall be entitled to full vesting in any amounts of Annual Bonus previously deferred (whether mandatory or voluntarily) and payment in accordance with the terms of the applicable deferred compensation plans or agreements of CBRE or its subsidiaries (including Clarion).

(g) Exclusive Rights. Except as expressly provided in this Section 4, no further payments will be made pursuant to this Agreement or under any severance pay or similar plan, including any payments or benefits that would be duplicative of any payments of benefits hereunder.

(h) Cause. As used in this Agreement, “Cause” shall mean the occurrence of any one or more of the following events: (1) the Executive’s gross neglect of Executive’s duties for which he is employed or refusal or failure to follow the lawful material directives of the Board or the Chief Executive Officer of the Company, in either case, where such neglect, refusal or failure is not due to the Executive’s physical or mental incapacity (and, solely in the case of the Executive’s refusal or failure to follow lawful material directives, the adverse consequences of which are not cured within 30 days after written notice to the Executive (or any shorter notice period reasonably necessary to avoid material harm to the Company) that identifies with reasonable specificity such refusal or failure); (2) the Board (excluding, if applicable, the Executive, if applicable) finds that, in the good faith opinion of the Board, Executive has engaged in any act or acts constituting (x) a felony or (y) any other crime (whether or not a felony) involving fraud, misappropriation or embezzlement; provided that, in each case, the Board shall be required to provide the Executive with a written description in reasonable detail of the specific facts upon which it based its opinion; (3) an intentional breach by the Executive of a material provision of this Agreement or policies established by the Board or CBRE (to the extent any such policies of the Board or CBRE do not conflict with this Agreement or, with respect to any subject matter addressed by Appendix A, impose requirements on Executive in excess of those provided in Appendix A); or (4) the Executive’s (x) breach of any provision of Section 1 of Appendix A to this Agreement or (y) material breach of any provision of Section 2 of Appendix A to this Agreement; provided that none of the foregoing events under clause (3) or (4)(y) shall constitute Cause unless the Executive fails to cure the adverse consequences to the Company and its affiliates (if any) of such event within five days after receipt from the Company of written notice of the event which constitutes Cause, and the Company provides the Executive with a written notice of its good-faith determination that Cause exists (a “Finding of Cause”) and further provided that, any act, or failure to act, based upon the express written direction of the Board, the Company, or CBRE with respect to such act or omission shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company, and shall not constitute Cause. Cause shall cease to exist for an event 180 days after the later of its occurrence or the actual knowledge by any member of the Board (other than the Executive) of such event, unless the Board has given the Executive a Finding of Cause or other written notice thereof prior to such date.

(i) Constructive Termination. As used in this Agreement, “Constructive Termination” shall mean CBRE takes action to cause the occurrence of any one or more of the following events without the consent of the Executive: (1) the removal of the Executive from the position of Chief Investment Officer of the Company (or any more senior position to which he is appointed); (2) the diminution in the position, duties, authority and/or reporting requirements of the Executive in a manner that materially and adversely impacts the Executive’s position, duties, authority and/or reporting requirements in the aggregate (it being understood that changes in the Company’s business, assets under management and workforce and similar matters shall not be deemed to diminish the position, duties, authority and/or reporting requirements of the Executive); (3) a material diminution in the Executive’s Base Salary; provided that a reduction in the Executive’s Base Salary by up to 20% from the Executive’s highest Base Salary if so determined by the unanimous approval of the Board and if a similar percentage reduction is made with respect to the base salaries of substantially all of the Company’s senior executives, such reduction shall not constitute Constructive Termination and provided further that such reduction so approved shall not constitute a breach of any other section of this Agreement; (4) a change in the geographic location of the Executive’s principal place of employment outside the greater Philadelphia metropolitan area; or (5) the Company’s material breach of its economic obligations under this Agreement; provided that none of the foregoing events shall constitute Constructive Termination unless the Company fails to cure such event within 30 days after receipt from the Executive of written notice of the event which constitutes Constructive Termination; provided further that “Constructive Termination” shall cease to exist for an event on the 45th day following the later of its occurrence or the Executive’s actual knowledge thereof, unless the Executive has given the Board written notice thereof prior to such date.

(j) Disability. As used in this Agreement, “Disability” shall mean a physical or mental incapacitation such that: (i) the Executive is unable to engage in the activities for which the Executive is employed by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. Any question as to the existence of the Executive’s physical or mental incapacitation as to which the Executive or his representative and the Board cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing.

(k) Nothing in this Section 4 shall be deemed to add to, limit, modify or supersede any irrevocably vested rights of the Executive pursuant to any compensation plan now or hereafter adopted and in which the Executive may participate, nor in any other entity related to or affiliated with the Company (excluding any severance plan, which shall not apply to the Executive).

5. Benefits. During the term of the Executive’s employment hereunder, the Executive shall be entitled to participate in all group life, health, medical, dental, disability insurance, retirement, pension, and other similar employee benefit plans, now in effect or hereafter adopted, to the same extent as other executive employees of the Company. The Company reserves the right to adjust these benefit levels from time to time, and to offer any perquisites as the Company may determine from time to time so long as such adjustment is generally applicable to the senior executives of the Company.

6. Full Working Time. During the term of the Executive’s employment, the Executive will devote his full working time to the business and affairs of the Company and its subsidiaries in accordance with Section 1 hereof and shall engage in no other business activity (other than personal investment for his own account) without the prior written consent of Parent. All services performed by the Executive relating to real estate investment management or in any manner relating to the business of the Company shall be performed on behalf and for the account of the Company. Notwithstanding the foregoing, the Executive shall be entitled to perform charitable and civic duties from time to time in a manner that does not conflict with the Executive’s duties hereunder and shall, subject to CBRE’s generally applicable policies from time to time with respect thereto, be permitted to serve on boards of directors of for-profit businesses that are not publicly-traded.

7. Restrictive Covenants. The Executive acknowledges and recognizes the highly competitive nature of the businesses of Parent, the Company and their respective subsidiaries and accordingly agrees, in the Executive’s capacity as an employee of the Company and an investor and equity holder in the Company, to the provisions of Appendix A to this Agreement. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Appendix A would be inadequate and the Company and its affiliates would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law or equity, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

8. Indemnification.

(a) To the fullest extent permitted under applicable law, the Company hereby agrees to indemnify and to hold harmless the Executive from and against all losses, damages, liabilities, costs and expenses, including reasonable attorney’s fees, incurred by the Executive in his capacity as such, by reason of or arising out of the performance by the Executive of services on behalf of Parent hereunder, provided that in the performance of such services the Executive has acted in good faith on behalf of the Company and that the action or claim giving rise to the indemnification is not the direct result of an intentional breach of the Executive’s material obligations under this Agreement. In addition, the Company agrees to continue and maintain, or cause the continuation, at its expense, a directors’ and officers’ liability insurance policy covering the Executive both during and, while potential liability exists, after employment that is no less favorable than any policy covering active directors and senior officers of the Company from time to time.

(b) Promptly after receipt by the Executive of notice of any action or claim with respect to which indemnification is to be made against the Company under this Section 8, the Executive shall notify the Company of the commencement or existence thereof. The Company shall have the right to participate in, and to the extent that it may wish, to assume the defense thereof, at its sole expense, and after notice from the Company to the Executive of its election to do so. Thereafter, the Company will bear the costs of such litigation, and will not be liable to the Executive for any legal or other expense subsequently incurred by the Executive in connection with the defense thereof, so long as the Company continues diligently to pursue such defense, provided that nothing in this Section 8(b) is intended to limit or increase either party’s rights under Section 8(a), except as specifically provided with respect to such legal or other expenses.

9. Notices. Any notice to the Company or the Executive hereunder will be in writing and hand delivered or sent by registered or certified mail, return receipt requested, postage prepaid addressed as follows:

If to Executive, to:	At the address on the personnel records of the Company from time to time.

If to the Company:	CBRE Global Investors, L.L.C 400 S. Hope Street, 25th Floor Los Angeles, California 90071 Fax: (213) 613-3735 Attention: General Counsel

A notice given by mail shall be deemed to have been given three days after mailing in accordance with the foregoing.

10. Assignment. A party hereto may not assign the rights or obligations hereunder without the consent of the other party hereto, except that the Company may assign its rights and obligations hereunder to any legal entity that acquires (by itself or with its affiliates) all or substantially all of the business of Company or the line of business in which the Executive is engaged). The provisions of this Agreement are binding upon and, to the extent applicable, inure to the benefit of the heirs of the Executive (except with respect to performance of employment services) and upon the successors and assigns of the parties hereto.

11. Integration; Other Agreements. This Agreement constitutes the entire understanding between the Company and the Executive relating to the subject matter hereof, and commencing on the date hereof all prior term sheets, understandings or agreements with respect to the subject matter hereof shall be of no further force or effect (including the Prior Agreement) Moreover, to the extent this Agreement provides Executive with any right or benefit not otherwise provided in, or otherwise in contravention of, any employee compensation or benefit plan of CBRE and its Affiliates (including the CBRE Deferred Compensation Plan, the Equity Plan or any annual cash bonus plan), the terms of this Agreement shall control. Neither this Agreement nor any provision hereof can be changed orally. Executive hereby consents to the changes to the terms of Executive’s employment and compensation set forth in this Agreement, and the parties agree that the terms set forth herein shall not constitute a “Constructive Termination” (or any event with similar meaning) under any agreement entered into with CBRE or any subsidiary, including the Subscription Agreement entered into with CBRE Clarion Securities LLC (as amended from time to time) as of July 1, 2011. The parties have no intention to adversely impact the compensation arrangements of CBRE Clarion Securities LLC.

12. Savings Clause. In the event any provision of this Agreement is determined to be invalid or void under any applicable law, the remaining provisions hereof will not be affected thereby and shall continue in full force and effect.

13. Choice of Law. This Agreement has been executed in the State of New York and will be interpreted under the internal laws of the State of New York.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” or words of similar meaning shall refer to Executive’s separation from service with the Company within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” subject to Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 15 due to Executive’s status as a “specified employee,” Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by Executive pursuant to the preceding sentence shall be reimbursed to Executive as described above on the date that is six months following Executive’s separation from service. In any case where a Termination Date and the last date on which the Release may be delivered occur in different taxable years, any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) required to be made to Executive that are conditioned on the execution and non-revocation of the Release shall be made in the later taxable year. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 15; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

18. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have hereunto executed or caused this Agreement to be executed as of the day and year first above written.

Executive

/s/ T. Ritson Ferguson
T. Ritson Ferguson

CBRE Global Investors, L.L.C.

/s/ L. H. Midler
By: Laurence Midler Title: EVP and Assistant Secretary

APPENDIX A

Restrictive Covenants

1. Non-Competition; Non-Solicitation/Pooling.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Subsidiaries. Accordingly, Executive agrees as follows:

(i) During Executive’s employment with the Company or its affiliates (the “Employment Term”) and for a period of two years following the date Executive ceases to be so employed (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group (as defined below) in a Competitive Business (as defined below), the business of any of the Restricted Group’s then-active or prospective investors, clients or customers with whom Executive (or Executive’s direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment.

(ii) During the Restricted Period, Executive will not directly or indirectly:

(A) engage in any business in any location globally that competes with the business of the Restricted Group, as such business was conducted by the Restricted Group in the two years immediately preceding the Termination Date and as otherwise specifically contemplated by the business plans of the Restricted Group (a “Competitive Business”) and including any Core Competitor (unless Executive is engaged solely in activities unrelated to the Competitive Businesses of the Core Competitor);

(B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business, including any Core Competitor (unless Executive is engaged solely in activities unrelated to the Competitive Businesses);

(C) acquire a financial interest in, or otherwise become actively involved with, any Person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) knowingly and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii) Notwithstanding anything to the contrary in this Appendix A, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B) hire any executive-level employee who was employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company;

(C) encourage any consultant of the Restricted Group to cease working with the Restricted Group; or

(D) enter into employment, partnership or association with any entity engaged in a Competitive Business with whom any other employees of the Company and its subsidiaries have become employed by, associated with, or a member of during the one year periods preceding and subsequent to Executive’s termination of employment (unless Executive is engaged solely in activities unrelated to the Competitive Businesses) (the intention of the parties being to prevent the irreparable harm to the Restricted Group that would occur from the pooling of information that two or more former such employees can provide to a competing entity or the misuse of Confidential Information (as defined below)).

(v) For purposes of this Agreement:

(A) “Restricted Group” shall mean, collectively, the Company and its subsidiaries from time to time.

(B) “Core Competitor” shall mean real estate securities groups at Cohen & Steers, Morgan Stanley, RREEF, Invesco, European Investors and LaSalle and each of their respective affiliates.

(b) The Executive acknowledges and agrees (a) that the covenants contained herein are reasonable and lawful under the circumstances, (b) he has consulted with counsel of his choosing, and based upon such counsel’s advice, the covenants contained herein constitute a valid and enforceable agreement under applicable law, and (c) he will not contest the validity or enforceability of this Agreement during the Restricted Period. It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Agreement to be reasonable and lawful, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Executive, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The provisions of Section 1 hereof shall survive the termination of Executive’s employment for any reason, including but not limited to, any termination other than for Cause.

2. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive acknowledges that all forms, documents, papers, records, files, computer software, application systems and programs, and other materials prepared or received by Executive which pertain to Company’s business, including letters to Executive and copies of letters sent by Executive, are the property of the Restricted Group, and unless otherwise authorized by Company, shall at all times remain in the Restricted Group’s possession and on the Restricted Group’s premises. Executive further acknowledges that all information, including information in machine readable form (e.g., magnetic disk, magnetic tape, etc.), disclosed to or developed by Executive during Executive’s employment by Company relating to the Restricted Group’s business, including without limitation, the Restricted Group’s listings, the identity of and information concerning potential or actual investors, clients, customers and specialized techniques developed or used by the Restricted Group (other than disclosure of specific listings in the ordinary course of business) are the exclusive property of the Restricted Group. Executive further acknowledges that such information constitutes valuable, special and unique assets of the Restricted Group, access to and knowledge of which are essential to the performance of Executive’s duties to Company under this Agreement.

(ii) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Restricted Group (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties under Executive’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Restricted Group and/or any third party that has disclosed or provided any of same to the Restricted Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(iii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Restricted Group to obtain a protective order or similar treatment.

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Restricted Group; and (y) immediately destroy, delete, or return to the Restricted Group, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Restricted Group property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b) Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Restricted Group to the extent ownership of any such rights does not vest originally in the Restricted Group.

(ii) Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Restricted Group in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Restricted Group’s rights in the Company Works. If the Restricted Group is unable for any other reason, after reasonable attempt, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest to the extent that such policies and guidelines do not conflict with this Agreement and do not impose unreasonable duties, obligations or restrictions on Executive relative to executives generally of the Company and its affiliates. Executive acknowledges that the Restricted Group may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version from time to time previously disclosed or made available to Executive.

(iv) The provisions of Section 2 hereof shall survive the termination of Executive’s employment for any reason.

APPENDIX B

Form of General Release

WHEREAS, CBRE Global Investors L.L.C., a Delaware limited liability company (“CBRE” or the “Company”) and T. Ritson Ferguson (“Employee”) are parties to an Employment Agreement dated as of December __, 2015 (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides for certain separation payments to be made to the Employee upon the occurrence of certain circumstances, on the terms therein specified; and

WHEREAS, as a condition precedent to the Company performing certain of its obligations as provided for in the Agreement, the Employee has agreed that he will execute this instrument (the “Release”);

1. Employee does hereby, and for Employee’s heirs, legal representatives, agents, successors in interest, and assigns, irrevocably and unconditionally release, acquit, and forever discharge CBRE and all of its respective subsidiaries, affiliates, divisions, predecessors, successors, officers, directors, shareholders, employees, representative, employee benefit plans or agents (the “Released Parties”) of and from all claims, actions, causes of action, rights, demands, debts, obligations, damages, or accounts of whatever nature arising through the date hereof (whether or not known on the date hereof) which Employee has against Released Parties by reason of or arising out of Employee’s employment with CBRE, whether known or unknown, and including but not limited to any and all claims under the Employment Agreement except as expressly excluded in Section 4 of this Release (“Released Claims”).

Notwithstanding any other provision of this Release to the contrary, this Release does not release any rights or claims of Employee against any of the Released Parties arising under, or with respect to, the Amended and Restated Limited Liability Company Agreement of CBRE Clarion Securities LLC, dated as of July 1, 2011 (the “LLC Agreement”), including any related subscription agreement, or related to the Employee holding Units in the Company and being a member of the Company, including without limitation, the right of Employee to sell, and the obligation of certain Released Parties to purchase, any Units owned by Employee pursuant to a subscription agreement or any distributions payable with respect to Units pursuant to the LLC Agreement or related subscription agreement held by Employee.

2. The Released Claims include, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866 and 1991, the Equal Pay Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Labor-Management Relations Act, the Worker Adjustment and Retraining Notification Act, and any other state or local laws where applicable, in each case, as amended.

3. Notwithstanding anything to the contrary, and for the purpose of implementing a full and complete release and discharge of Released Parties, this Agreement contemplates the extinguishment of, and the term “Released Claims” includes, all claims which Employee does not know or expect to exist in Employee’s favor at the time of the execution hereof, which may have arisen through the date hereof (whether or not known on the date hereof), in connection with Employee’s employment with CBRE, as well as those injuries, debts, claims, or damages now known or disclosed which may have arisen through the date hereof (whether or not known on the date hereof), from said employment or termination of employment as described above.

4. CBRE and Employee both understand that this Release does not release any rights or claims of Employee against any of the Released Parties that arise after the date this Release is signed by Employee. CBRE and Employee further understand that this Release does not release any rights or claims of Employee against any of the Released Parties that cannot be released as a matter of law, that this Release does not release any claims by Employee based upon the non-payment or provision by the Company of the Accrued Benefits as defined in Section 4(a) and any other compensation or benefits to be paid pursuant to the Agreement or the terms of any employee benefit plan, and that this Release does not release any rights or claims of Employee against any of the Released Parties arising under, or with respect to, the LLC Agreement, including any related subscription agreement, or related to the Employee holding Units in the Company and being a member of the Company.

5. {Applicable to California Employees Only.} Employee expressly waives the benefit of Section 1542 of the Civil Code of the State of California, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

6. Employee hereby acknowledges that Employee has been informed that Employee may take up to twenty-one (21) days to consider this Release, if Employee so desires. Employee acknowledges that Employee has carefully reviewed and fully understands all of the provisions of this Release, and is entering into this Release voluntarily and of Employee’s own free will.

7. Employee hereby acknowledges that Employee has seven (7) days from the date Employee signs this Release to revoke the Release (the “Revocation Period”). Such revocation shall be effective only upon written notice to CBRE, within seven days of Employee’s execution of this Release. If Employee revokes this Release within the Revocation Period, the Company will not make any payments or provide any benefits that are conditioned in the Employment Agreement upon the Employee’s execution of this Release. This Release shall not become effective until the 8th day after Employee executes the Release.

8. Severability. Should any of the provisions in this Release be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

9. Legal Counsel. CBRE strongly recommends that Employee seek independent legal counsel to advise Employee regarding Employee’s rights and obligations contained in this Release and the advisability of executing this Release. In executing this Release, Employee hereby acknowledges that CBRE made the recommendation contained in the prior sentence. Employee also represents that Employee has been given sufficient time to consult with independent counsel of Employee’s selection regarding the advisability of executing this Release.

EMPLOYEE:

By:

Dated: